SIFCO Industries, Inc. (“SIFCO”) Announces
First Quarter Fiscal 2016 Financial Results

Cleveland - SIFCO Industries, Inc. (NYSE MKT: SIF) today announced financial results for its first quarter of fiscal 2016, which ended December 31, 2015.

First Quarter

•	Net sales from continuing operations in the first quarter of fiscal 2016 increased 35.3% to $27.2 million, compared with $20.1 million in the first quarter of fiscal 2015.

•	Loss from continuing operations before income tax benefit in the first quarter of fiscal 2016 was $4.5 million compared with a loss of $1.9 million in the first quarter of fiscal 2015.

•
Loss from continuing operations for the first quarter of fiscal 2016 was $2.6 million, or $0.48 per diluted share, compared with loss of $1.3 million, or $0.25 per diluted share, in the first quarter of fiscal 2015.

CEO Michael S. Lipscomb stated, "The first quarter of our fiscal year has historically been the softest quarter for both sales and profitability due to our end market customers actively managing their 12/31 inventory levels. Gross margins were lower due to an increased mix of commercial versus military sales. In addition, as previously stated in its press release dated January 29, 2016, SIFCO experienced difficulties in filing its Form 10-K for fiscal year ended September 30, 2015. As such, SIFCO incurred much higher than expected legal and professional costs associated with the delayed filing of its Form 10K. These are “one-time” costs and do not represent an on-going expense for the Company.

Now that SIFCO is back on track, we can continue to make the organization and procedural changes we have set out in order to move forward to improve profitability.”

Forward-Looking Language
Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

The Company's Form 10-K for the year ended September 30, 2015 can be accessed through its website: www.sifco.com, or on the Securities and Exchange Commission's website: www.sec.gov.

The Company is engaged in the production of forgings and machined components primarily in the Aerospace and Energy markets. The processes and services and services include heat-treating and machining. The Company operates under one segment.

First Quarter Ended December 31
(Amounts in thousands, expect per share data)

	Three Months Ended December 31,
	2015	2014
Net sales	$27,161	$20,080
Cost of goods sold	25,053	17,081
Gross profit	2,108	2,999
Selling, general and administrative expenses	5,620	4,444
Amortization of intangible assets	714	520
Loss on disposal of operating assets	2	—
Operating loss	(4,228)	(1,965)
Interest income	(9)	(3)
Interest expense	408	60
Foreign currency exchange (gain) loss, net	14	(10)
Other income, net	(107)	(107)
Loss from continuing operations before income tax benefit	(4,534)	(1,905)
Income tax benefit	(1,936)	(560)
Loss from continuing operations	(2,598)	(1,345)
Loss from discontinued operations, net of tax	—	(63)
Net loss	$(2,598)	$(1,408)

Loss per share from continuing operations
Basic	$(0.48)	$(0.25)
Diluted	$(0.48)	$(0.25)

Loss per share from discontinued operations, net of tax
Basic	$—	$(0.01)
Diluted	$—	$(0.01)

Net loss per share
Basic	$(0.48)	$(0.26)
Diluted	$(0.48)	$(0.26)

Weighted-average number of common shares (basic)	5,452	5,422
Weighted-average number of common shares (diluted)	5,452	5,447
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Contacts
SIFCO Industries, Inc.
Salvatore Incanno, 216-881-8600
www.sifco.com